Exhibit 10.1

Datavault AI Inc.

One Commerce Square

2005 Market Street, Suite 2400

Philadelphia, PA 19103

July 29, 2026

EOS Technology Holdings Inc.
48 Wall Street, Floor 11
New York, NY 10005
Attention: Nathaniel Bradley, Chief Executive Officer

Re: Election to Receive Earnout Payments in Shares of Common Stock

Dear Mr. Bradley:

Reference is made to that certain Earnout Agreement, dated December 31, 2024 (the “Earnout Agreement”) by and between Datavault AI Inc. (the “Company”) and EOS Technology Holdings Inc. (f/k/a Data Vault Holdings Inc.) (the “Beneficiary,” and together with the Company, the “Parties”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Earnout Agreement.

The Beneficiary desires to have the right, in its sole discretion, to elect to receive all or any portion of any Earnout Payment in shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in lieu of the cash payment for each Earnout Payment provided for in the Earnout Agreement.

This letter agreement (this “Agreement”) sets forth the terms and conditions governing the issuance of shares of Common Stock in lieu of any such cash payment of an Earnout Payment.

1. Election to Receive Shares and Issuance of Shares.

1.1 Continuing Election Right. For each Earnout Payment payable pursuant to the Earnout Agreement, the Beneficiary shall have the continuing right, exercisable in its sole discretion, to elect to receive all or any portion of such Earnout Payment in shares of Common Stock (each such elected portion, an “Earnout Share Amount”).

1.2 Election Procedure. Each election pursuant to this Agreement shall be effected by delivery by the Beneficiary to the Company of a written notice of election substantially in the form attached hereto as Exhibit A (each, a “Notice of Election”), delivered no later than two (2) Business Days following the date on which the Earnout Amount for the applicable Earnout Period becomes final and binding in accordance with Section 3 of the Earnout Agreement.

1.3 Effectiveness. A Notice of Election shall become effective upon receipt by the Company and shall be irrevocable once delivered; provided, that the election so made, and the issuance of Earnout Shares pursuant thereto, shall remain subject in all respects to the Exchange Cap (as defined below), the Beneficiary’s Cash Reversion Right (as defined below) and the other rights and remedies of the Beneficiary set forth in this Agreement; provided, further, that the irrevocability of a Notice of Election shall not limit or impair the Beneficiary’s right to receive the applicable Earnout Share Amount (or any portion thereof) in cash pursuant to this Agreement (including Sections 1.8 and 1.9) to the extent the corresponding Earnout Shares are not issued, cannot be issued pursuant to Section 1.9, are not registered for resale as contemplated by this Agreement, or otherwise become subject to the Cash Reversion Right.

1.4 Issuance of Shares. Subject to receipt of a valid Notice of Election, the number of shares of Common Stock to be issued in settlement of any Earnout Share Amount shall be equal to the Earnout Share Amount divided by the Determination Price (as defined below), rounded up to the nearest whole share (such quotient, the “Earnout Shares”). “Determination Price” means the volume-weighted average price per share of the Common Stock as reported by The Nasdaq Stock Market LLC (“Nasdaq”) (or, if unavailable, Bloomberg) for the five (5) consecutive trading days ending on (and including) the trading day immediately preceding the Earnout Payment Due Date for the applicable Earnout Period. “Earnout Payment Due Date” means the date that is ten (10) Business Days following the date on which the Earnout Amount for the applicable Earnout Period becomes final and binding in accordance with Section 3 of the Earnout Agreement. Notwithstanding the foregoing, the Determination Price for the Earnout Shares for the Earnout Period ended December 31, 2025 shall be $0.61 per share.

1.5 Initial Election. The Parties acknowledge that the first election contemplated under this Agreement is expected to relate to the Earnout Payment for the Earnout Period ended December 31, 2025, which election shall be implemented through a Notice of Election delivered concurrently with the execution of this Agreement pursuant to Section 1.2, which Notice of Election shall be consistent with the terms of Section 1.4.

1.6 Closing. Each acquisition and issuance of Earnout Shares shall take place at a closing (each, a “Closing”) to be managed by the remote exchange of documents. The date and time of each Closing shall be 9:00 a.m. New York City time on the date on which the Company issues the applicable Earnout Shares pursuant to the applicable Notice of Election, or at such other time or on such other date as the Parties may mutually agree in writing (each such date, a “Closing Date”). The applicable Closing Date shall occur as promptly as practicable following the applicable Earnout Payment Due Date, but in any event no later than five (5) Business Days following the applicable Earnout Payment Due Date. For the avoidance of doubt, each Notice of Election delivered pursuant to this Agreement shall give rise to a separate Closing Date and a separate issuance of Earnout Shares.

1.7 Closing Deliveries. On each Closing Date, the Company shall deliver or cause to be delivered to the Beneficiary a book-entry statement evidencing the Earnout Shares.

1.8 Cash Reversion Right; Outside Effectiveness Date.

(a)               Outside Effectiveness Date. Subject to clause (iii) of Section 4.1, if the applicable Registration Statement (as defined below) covering the Earnout Shares issued at a given Closing Date has not been declared effective by the Securities and Exchange Commission (the “SEC”) on or before the date that is ninety (90) calendar days following such Closing Date (the “Outside Effectiveness Date”), or if such Registration Statement does not include such Earnout Shares in a manner that permits their resale in accordance with this Agreement within such time period, then, at the Beneficiary’s sole option, exercisable by written notice to the Company within ten (10) Business Days following such Outside Effectiveness Date (such right, the “Cash Reversion Right”): (i) the Earnout Shares issued at such Closing shall be deemed surrendered to the Company and cancelled for no consideration (or, if already resold, the Beneficiary shall surrender to the Company the cash proceeds thereof up to the Earnout Share Amount) and (ii) the Company shall pay to the Beneficiary, within five (5) Business Days following such election, the Earnout Share Amount in cash by wire transfer of immediately available funds. For the avoidance of doubt, references herein to a Registration Statement becoming effective with respect to Earnout Shares issued at a Closing Date shall refer to the effectiveness of a Registration Statement that includes such shares, and the Cash Reversion Right shall be applied separately with respect to Earnout Shares issued at each Closing Date, notwithstanding that such shares may be included within the same Registration Statement.

(b)               Effect of Partial Dispositions. If, prior to the Beneficiary’s exercise of the Cash Reversion Right, the Beneficiary has transferred, distributed or sold any portion of the Earnout Shares, the Cash Reversion Right shall apply only to the remaining Earnout Shares then held by the Beneficiary, and the cash payment obligation of the Company shall be reduced on a dollar-for-dollar basis by any net cash proceeds (meaning the gross cash proceeds thereof, less brokerage commissions, transfer fees and other reasonable and documented transaction costs incurred by the Beneficiary in connection with such transfers or sales) actually received by the Beneficiary from such prior transfers or sales.

(c)                No Fault Standard. Subject to clause (iii) of Section 4.1, the Cash Reversion Right shall apply regardless of the reason for the failure to obtain effectiveness of the applicable Registration Statement, except to the extent such failure results solely from the Beneficiary’s material breach of its obligations under Section 4.4(b). For the avoidance of doubt, a failure to obtain effectiveness includes a final refusal or determination by the SEC or its staff, after the Company has used the efforts required under this Agreement (including, where available under applicable SEC rules, the filing of amendments, supplements or replacement Registration Statements) and exhausted its responses to any SEC comments, that all or any portion of the Earnout Shares may not be registered for resale on the applicable form.

(d)                Exclusive Remedy. The Cash Reversion Right provided for in this Section 1.8 shall constitute the Beneficiary’s exclusive remedy for monetary damages for failure of the Registration Statement to become effective by each Outside Effectiveness Date; provided, that nothing in this Section shall limit the Beneficiary’s right to seek specific performance or other equitable relief to compel the Company’s compliance with its registration obligations under this Agreement.

1.9 Exchange Cap.

(a)                Notwithstanding anything to the contrary herein, the Company shall not effect the issuance of any Earnout Shares under this Agreement to the extent (but only to the extent) that after giving effect to such issuance the aggregate number of Earnout Shares issued under this Agreement would exceed 19.99% of the aggregate amount of shares of Common Stock issued and outstanding as of the date of this Agreement (the “Exchange Cap”); provided, however, that the Exchange Cap will not apply if (a) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of Nasdaq (or such other market or exchange on which the Common Stock is then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Stock) (the “Stockholder Approval”), or (b) the average price of all applicable issuances of Earnout Shares hereunder equals or exceeds $0.33 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of this Agreement or (ii) the average Nasdaq Official Closing Price for the five consecutive trading days immediately preceding the date of this Agreement) (such price subject to adjustment in the event of a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Company’s capital stock, merger, consolidation or change in organizational form occurring after the date hereof). For clarity, the aggregate amount of shares of Common Stock issued and outstanding as of the date of this Agreement is 855,558,738 shares and therefore the Exchange Cap is 171,026,191 shares (such number of shares subject to adjustment in the event of a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Company’s capital stock, merger, consolidation or change in organizational form occurring after the date hereof). In connection with each Notice of Election, any portion of Earnout Shares that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company or the Beneficiary and such Notice of Election shall be deemed automatically modified to reduce the aggregate number of Earnout Shares set forth in such notice by the number of Earnout Shares otherwise issuable in excess of the Exchange Cap (after taking into account all previously issued Earnout Shares pursuant to this Agreement) (the “Excess Shares”) and the Company shall pay the Beneficiary, in cash, an amount equal to the number of Excess Shares multiplied by the Determination Price set forth in the applicable Notice of Election, such payment to be made within five (5) Business Days following the applicable Closing Date (or, if earlier, the date of such automatic withdrawal and automatic modification); provided, that in the event of any such automatic withdrawal and automatic modification, the Company will promptly notify the Beneficiary of such event. From and after the date on which the number of Earnout Shares issued by the Company hereunder equals the Exchange Cap, the Beneficiary shall be prohibited from delivering any further Notices of Election to the Company, unless and until the Stockholder Approval has been obtained and, until such approval has been obtained, the Company shall be required to pay the Beneficiary in cash for any additional Earnout Payments.

(b)                Following the date on which the number of Earnout Shares issued by the Company hereunder equals the Exchange Cap (or on which any Excess Shares are withdrawn pursuant to this Section 1.9), the Beneficiary shall have the right, exercisable from time to time (but not more than once in any twelve (12)-month period) by delivery of written notice to the Company (the “Approval Demand”), to require the Company to seek Stockholder Approval in accordance with this Section 1.9. Following receipt of an Approval Demand, the Company shall use commercially reasonable efforts to obtain the Stockholder Approval at the Company’s next regularly-scheduled annual meeting of stockholders occurring after the date of the Approval Demand (provided, that if the Approval Demand is received fewer than ninety (90) calendar days prior to such annual meeting, or after the Company has filed its definitive proxy statement for such annual meeting, the Company may instead seek the Stockholder Approval at the immediately following regularly-scheduled annual meeting of stockholders); provided, that in no event shall the Company be required to (i) call, convene or hold any special meeting of stockholders, (ii) seek the Stockholder Approval at more than one meeting of stockholders in respect of any single Approval Demand, or (iii) adjourn or postpone any meeting of stockholders for the purpose of soliciting additional votes in favor of the Stockholder Approval. In connection with any meeting of stockholders at which the Stockholder Approval is sought, the Company shall include the applicable proposal in its proxy statement for such meeting, and the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of the Stockholder Approval, except to the extent that the Board of Directors determines in good faith, after consultation with outside counsel, that making or maintaining such recommendation would be inconsistent with its fiduciary duties under applicable law. Promptly following delivery of an Approval Demand, the Company and the Beneficiary shall cooperate in good faith to estimate the aggregate number of shares of Common Stock reasonably expected to be issuable pursuant to this Agreement in excess of the Exchange Cap (taking into account the remaining Earnout Periods, the maximum Earnout Payments payable in respect thereof and such assumptions regarding the Determination Price as the Parties may reasonably agree), and the proposal submitted for Stockholder Approval shall relate to the issuance of up to such estimated number of shares (or such greater number as the Company may elect to include in its discretion). If the Stockholder Approval is not obtained at the applicable annual meeting of stockholders, (x) the Company shall have no further obligation to seek the Stockholder Approval in respect of such Approval Demand (without limiting the Beneficiary’s right to deliver one or more subsequent Approval Demands, and the Company’s corresponding obligations, in accordance with this Section 1.9), and (y) the provisions of this Section 1.9 requiring the Company to pay the Beneficiary in cash for any additional Earnout Payments shall continue to apply. The Beneficiary acknowledges and agrees that, except as expressly set forth in this Section 1.9 following an Approval Demand, the Company is under no obligation to seek the Stockholder Approval. For the avoidance of doubt, any renewed Approval Demand under this Section 1.9(b) may relate solely to the single increase to the Exchange Cap contemplated hereby, and EOS’s rights under this Section 1.9(b) shall terminate upon approval of such increase by the Company’s shareholders.

2. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Beneficiary, as of the date of this Agreement:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Earnout Shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

2.2 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and the authorization, sale, issuance and delivery of the Earnout Shares pursuant hereto has been taken or will be taken as required to issue the Earnout Shares. This Agreement, when executed and delivered, will be the valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3 Compliance with Other Instruments. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and acquisition of the Earnout Shares pursuant to this Agreement, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3. Representations And Warranties Of The Beneficiary.

The Beneficiary hereby represents and warrants to the Company, as of the date of this Agreement:

3.1 Requisite Power and Authority. The Beneficiary has the legal capacity to execute and deliver this Agreement and to carry out the provisions of this Agreement. All action on the Beneficiary’s part required for the lawful execution, delivery and performance of this Agreement has been taken. Upon its execution and delivery, this Agreement will be the valid and binding obligation of the Beneficiary, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 No Conflicts. The execution, delivery and performance by the Beneficiary of this Agreement and the consummation by the Beneficiary of the transactions contemplated hereby will not (a) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Beneficiary is a party or (b) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Beneficiary, except in the case of clause (a) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Beneficiary to perform its obligations hereunder.

3.3 Investment Representations. The Beneficiary understands that the Earnout Shares have not been and, subject to Section 4, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The Beneficiary also understands that the Earnout Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Beneficiary’s representations contained in this Agreement. The Beneficiary hereby represents and warrants as follows:

(a)                The Beneficiary Bears Economic Risk. The Beneficiary has substantial experience in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Beneficiary can bear the economic risk of this investment indefinitely. The Beneficiary understands that, except as expressly provided in Section 4 of this Agreement, the Company has no obligation to register the Earnout Shares or any shares of its capital stock. The Beneficiary also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Beneficiary to transfer all or any portion of the Earnout Shares under the circumstances, in the amounts or at the times the Beneficiary might propose.

(b)               Acquisition for Own Account. The Beneficiary is acquiring the Earnout Shares for the Beneficiary’s own account for investment only, not as a nominee or agent, and acknowledges that the shares are “restricted securities” unless and until registered for resale or otherwise eligible for resale under an exemption. The Beneficiary further acknowledges that it intends to effect Permitted Distributions (as defined below) of the Earnout Shares to its stockholders, and may resell (or facilitate resales) of Earnout Shares pursuant to an effective registration statement (including a Registration Statement contemplated by Section 4) or an available exemption from registration (including Rule 144, if available). The Beneficiary is not acquiring the Earnout Shares with a view to any unlawful distribution in violation of the Securities Act.

(c)                The Beneficiary Can Protect Its Interest. The Beneficiary represents that by reason of its, or of its management’s, business or financial experience, the Beneficiary has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Neither the Beneficiary nor, if applicable, any of its officers, directors, employees, agents, stockholders or partners (i) has either directly or indirectly, including through a broker or finder, engaged in any general solicitation, (ii) has either directly or indirectly, including through a broker or finder, published any advertisement in connection with the offer and sale of the Earnout Shares, or (iii) is aware of any publication of any advertisement in connection with the transactions contemplated in this Agreement.

(d)               Accredited Investor. The Beneficiary represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e)                Company Information. The Beneficiary has received all the information it considers necessary or appropriate for deciding whether to acquire the Earnout Shares. The Beneficiary has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. The Beneficiary has also had the opportunity to ask questions of, receive answers from and obtain additional information from (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) the Company and its management regarding the terms and conditions of this investment.

(f)                 Rule 144. The Beneficiary acknowledges and agrees that the Earnout Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Beneficiary has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three (3)-month period not exceeding specified limitations.

(g)                Residence. The office of the Beneficiary in which its decision to purchase the Earnout Shares was made is located at the address of the Beneficiary set forth on the signature page hereto.

(h)               No Disqualifying Events. Neither (i) the Beneficiary; nor (ii) any of the Beneficiary’s directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, is subject to any of the Disqualification Events, except for Disqualification Events covered by Rule 506(d)(2)(ii), or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the date of this Agreement in writing in reasonable detail to the Company.

3.4 No Governmental Review. The Beneficiary understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Earnout Shares or the fairness or suitability of the investment in the Earnout Shares nor have such authorities passed upon or endorsed the merits of the offering of the Earnout Shares.

3.5 Transfer Restrictions. The Beneficiary understands that the Earnout Shares and any securities issued in respect of or exchange for the Earnout Shares may bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

The Company shall remove, or cause its transfer agent to remove, such legend in accordance with Section 4.7.

3.6 Certain Adjustments. The Beneficiary acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the number of Earnout Shares to be issued by the Company shall in all cases be subject to the Exchange Cap and to adjustment in the event of a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Company’s capital stock, merger, consolidation or change in organizational form occurring after the date hereof.

4. Registration Rights and Resale Obligations.

4.1 Resale Registration Statements. No later than fourteen (14) calendar days following the applicable Closing Date (each such date, a “Filing Deadline”), the Company shall prepare and file with the SEC a registration statement on Form S-3 (or, if Form S-3 is not then available to the Company, such other form as is then available) covering the resale by the Beneficiary of the Earnout Shares issued or issuable pursuant to such Notice of Election (each, a “Registration Statement”), subject to applicable law, the rules and regulations of the SEC, applicable Nasdaq listing rules and the Company’s timely receipt of the information required from the Beneficiary pursuant to Section 4.4(b); provided, however, that (i) the filing and effectiveness of each Registration Statement shall be subject to the Cash Reversion Right set forth in Section 1.8, (ii) the Company shall not be required to file a new Registration Statement in respect of a Notice of Election to the extent the Earnout Shares issued or issuable pursuant thereto are, as of the applicable Filing Deadline, covered by a Registration Statement previously filed hereunder that is then effective (or on file with the SEC and pending effectiveness) in a manner that permits the resale of such Earnout Shares in accordance with this Agreement, in which case such previously filed Registration Statement shall be deemed the applicable Registration Statement with respect to such Earnout Shares, and (iii) in no event will the Company be obligated hereunder to prepare or file with the SEC more than two (2) Registration Statements during any consecutive 12-month period; provided, further, that any post-effective amendment, prospectus supplement or replacement Registration Statement filed in response to comments of the SEC or its staff, and any Registration Statement required to be filed as a result of a change in the registration form(s) then available to the Company or any previously filed Registration Statement ceasing to be available or usable for resales thereunder, shall not be counted as a separate Registration Statement for purposes of this clause (iii). The Company shall cause each Registration Statement to be declared effective by the SEC as promptly as practicable following the filing thereof. If at any time the Company is not eligible to use Form S-3 (or the form on which any Registration Statement was filed), or applicable law or the rules, regulations or interpretations of the SEC or its staff otherwise prevent the Company from filing or maintaining a Registration Statement, the Company shall file, as promptly as permitted, a registration statement on the first form then available to the Company covering the resale of the Earnout Shares, and no such ineligibility or impediment shall limit, suspend or otherwise impair the Beneficiary’s Cash Reversion Right under Section 1.8. The Company shall maintain the effectiveness of each Registration Statement (including through post-effective amendments, prospectus supplements or replacement Registration Statements to the extent available under applicable SEC rules and interpretations) until the earlier of (a) the date on which all Earnout Shares covered thereby have been sold or distributed and (b) the date on which all Earnout Shares covered thereby may be resold by the Beneficiary without restriction (including any volume or current public information requirements) pursuant to Rule 144. Subject to the foregoing clause (iii) of this Section 4.1, the registration obligations set forth in this Section 4 shall apply separately with respect to each Notice of Election, and the failure of a Registration Statement to be filed or to become effective with respect to the Earnout Shares issued pursuant to one Notice of Election shall not relieve the Company of its obligations with respect to any other Notice of Election. In no event shall the aggregate number of Earnout Shares included in all Registration Statements filed pursuant to this Agreement exceed the Exchange Cap (which shall not limit the inclusion in any Registration Statement, or the registration for resale, of Earnout Shares previously issued). Each Registration Statement shall be prepared in accordance with the rules and regulations of the SEC and shall comply with all requirements of the Securities Act. Subject to the foregoing clause (iii) of this Section 4.1, the Company shall not take any action, or omit to take any action within its control, with the intent or reasonably foreseeable effect of delaying the filing, effectiveness or usability of any Registration Statement or otherwise impairing the Beneficiary’s ability to resell Earnout Shares.

4.2 Listing. The Company shall use commercially reasonable efforts to maintain the listing of its Common Stock, including the Earnout Shares, on Nasdaq (or another national securities exchange) and to cause the Earnout Shares to be approved for listing thereon, in each case for so long as any Earnout Shares remain outstanding and are not freely resalable without restriction. If at any time the Common Stock ceases to be so listed, the Company shall promptly take such actions, at its expense, as are reasonably necessary to register or qualify the Earnout Shares under applicable state securities laws to permit the Beneficiary’s continued resale of the Earnout Shares.

4.3 Company Obligations. In each case, subject to clause (iii) of Section 4.1, the Company shall:

(a)                Cause each Registration Statement to be declared effective by the SEC as promptly as practicable after the filing thereof;

(b)                Maintain the effectiveness of each Registration Statement and promptly file any required post-effective amendments;

(c)                Provide copies of the prospectus under each Registration Statement to the Beneficiary; and

(d)               Use commercially reasonable efforts to ensure that each Registration Statement remains current and compliant with applicable SEC rules;

(e)                Register or qualify, or cooperate with the Beneficiary in registering or qualifying, the Earnout Shares for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as the Beneficiary reasonably requests, and do all other acts reasonably necessary to enable the Beneficiary to consummate resales of the Earnout Shares in such jurisdictions, and make and keep current any notice filings required under Section 18(c) of the Securities Act with respect to the Earnout Shares; provided, that the Company shall not be required to (i) qualify generally to do business or as a dealer in any jurisdiction where it is not then so qualified, (ii) subject itself to general taxation in any such jurisdiction, or (iii) file a general consent to service of process in any such jurisdiction; and

(f)                 Bear all expenses incident to the Company’s performance of or compliance with its obligations under this Section 4, including all registration, filing and qualification fees, all blue sky and state securities law registration, qualification and notice-filing fees, and the reasonable fees and expenses of one counsel to the Beneficiary in connection with any such blue sky matters.

4.4 Selling Stockholder Information; Distribution; Indemnification.

(a)                Distributions; No Underwriting Intent; No Registration Undertaking. The Company acknowledges that the Beneficiary may, from time to time, distribute all or a portion of the Earnout Shares to its stockholders on a pro-rata basis (a “Permitted Distribution”), subject to compliance with applicable federal and state securities laws. The Parties do not intend that any Permitted Distribution constitute an “underwriting” within the meaning of the Securities Act; provided, that the Parties acknowledge that the characterization of any Permitted Distribution under the Securities Act is governed by applicable securities laws and the rules and interpretations of the SEC and its staff, and is not determined by agreement of the Parties, and neither Party shall take any position inconsistent with such intent absent a change in applicable law or authoritative guidance.

(b)               Selling Stockholder Information; Cooperation. The Beneficiary shall furnish to the Company, in a timely manner, only such information regarding the Beneficiary (and, if applicable, the Beneficiary’s beneficial ownership of the Earnout Shares and intended method of disposition of the Earnout Shares) as the Company reasonably requests and solely to the extent necessary for inclusion in the Registration Statement (and any prospectus supplements or post-effective amendments thereto) and to satisfy the Company’s obligations under applicable securities laws and SEC rules. The Company shall provide the Beneficiary a reasonable opportunity to review the “selling stockholder” disclosure concerning the Beneficiary prior to filing any Registration Statement (or any material amendment thereto) and shall consider in good faith any reasonable comments from the Beneficiary limited to the accuracy of such disclosure. Without limiting the foregoing, the Company shall reasonably cooperate with the Beneficiary in connection with responding to any comments of the SEC or its staff that relate specifically to the Beneficiary’s selling-stockholder disclosure, and shall provide the Beneficiary a reasonable opportunity to review and comment on any proposed response to such comments prior to the submission thereof.

(c)                Indemnification. The Beneficiary shall indemnify and hold harmless the Company and its directors, officers and controlling persons from and against any losses, claims, damages or liabilities arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact, or any omission (or alleged omission) of a material fact required to be stated therein, in the Registration Statement or prospectus, but only to the extent (and solely to the extent) such statement or omission was made in reliance upon and in conformity with written information furnished by the Beneficiary expressly for inclusion in the Registration Statement or prospectus. The Company shall remain responsible for all other disclosures included in the Registration Statement and prospectus. The Company shall indemnify and hold harmless the Beneficiary, its affiliates and their respective directors, officers, members, managers and controlling persons from and against any losses, claims, damages or liabilities arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in, or any omission (or alleged omission) of a material fact from, any Registration Statement or prospectus, except to the extent such statement or omission was made in reliance upon and in conformity with written information furnished by the Beneficiary expressly for inclusion therein. In no event shall the aggregate liability of the Beneficiary under this Section exceed the net proceeds actually received by the Beneficiary from the resale of the Earnout Shares giving rise to such liability.

4.5 Post-Effectiveness Suspension. If, after a Registration Statement has been declared effective, the Company suspends the use of the prospectus contained therein for more than thirty (30) consecutive calendar days or sixty (60) calendar days in the aggregate within any twelve (12)-month period, the Beneficiary shall have the right to elect the cash reversion remedy set forth in Section 1.8, mutatis mutandis; provided, however, that in the event any such suspension is at the request, direction or order of the SEC or any other federal or state governmental authority, this Section 4.5 shall not apply.

4.6 Compliance with Securities Laws. The Earnout Shares shall be issued with an appropriate restrictive legend noting that they are restricted securities, unless and until (a) the applicable Registration Statement covering such Earnout Shares is effective, (b) the Beneficiary provides the Company with evidence reasonably satisfactory to the Company that the Beneficiary satisfies the applicable requirements for resale of the Earnout Shares under Rule 144, or (c) an opinion of counsel acceptable to the Company is delivered that such restrictive legend is no longer required. The Company shall use commercially reasonable efforts to remove any restrictive legend from the Earnout Shares promptly following the date on which (i) the applicable Registration Statement is effective, or (ii) the Company has received an opinion of counsel reasonably acceptable to the Company that such legend may be removed pursuant to Rule 144 or another applicable exemption. The Parties acknowledge and agree that the remedies set forth in Section 1.8 shall apply in lieu of any liquidated damages, penalties, or similar remedies in connection with the timing or effectiveness of the applicable Registration Statement.

4.7 Legend Removal/Transfer Agent Cooperation. The Company shall instruct its transfer agent to cooperate in effectuating Permitted Distributions and, upon effectiveness of the Registration Statement (or other basis for legend removal), to remove restrictive legends (including at the nominee or stockholder level, as applicable) in accordance with applicable law and customary transfer agent procedures. The Company shall use commercially reasonable efforts to cause its transfer agent to remove all restrictive legends from the Earnout Shares as promptly as practicable following the later of (x) the Company’s receipt of any documentation reasonably required by the transfer agent and (y) the earlier of the effectiveness of a Registration Statement covering such shares and the date such shares become eligible for resale under Rule 144, and the Company shall reasonably cooperate in obtaining any legal opinion required in connection therewith.

5. Amendment and Modification.

5.1 Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by both the Company and the Beneficiary.

5.2 Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving party. Any waiver shall be limited to the specific circumstance and shall not constitute a waiver of any other provision or any subsequent breach.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

6.2 Dispute Resolution. Any disputes arising out of or relating to this Agreement shall be resolved in accordance with the dispute resolution provisions set forth in the Earnout Agreement, including any arbitration or litigation procedures specified therein.

6.3 Tax Matters. Each Party shall be responsible for its own tax liabilities arising from the transactions contemplated by this Agreement. The Company shall be entitled to withhold from any cash payment required under this Agreement any amounts required to be withheld under applicable law, provided, that the Company shall use commercially reasonable efforts to provide the Beneficiary with notice of any such withholding in advance.

6.4 Entire Agreement. This Agreement, together with the Earnout Agreement and each Notice of Election, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, whether written or oral.

6.5 Relationship with Earnout Agreement. Nothing in this Agreement shall amend, waive or otherwise modify the calculation, review, objection, dispute-resolution, setoff, business-operation, recordkeeping, audit/access, or asset-transfer provisions of the Earnout Agreement, all of which shall remain in full force and effect. Any election to receive Earnout Shares shall apply only after the applicable Earnout Amount has become final and binding pursuant to Section 3 of the Earnout Agreement and shall be subject to the Company’s rights under Section 2(b) of the Earnout Agreement.

6.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid provision shall be modified to the minimum extent necessary to render it valid and enforceable.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by electronic means (including PDF or facsimile) shall have the same force and effect as delivery of manually executed originals.

6.8 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that the Beneficiary may assign its rights to receive Earnout Shares to an affiliate or a trust established for the benefit of its shareholders upon written notice to the Company.

6.9 Independent Legal Advice. Each Party acknowledges that it has had the opportunity to consult with independent legal counsel of its choosing regarding this Agreement and that it enters into this Agreement knowingly and voluntarily.

6.10 Notices. All notices required under this Agreement shall be in writing and shall be delivered by (a) hand delivery, (b) overnight courier service, (c) certified mail, return receipt requested, or (d) electronic mail (with confirmation of receipt) to the addresses set forth below. Notices shall be effective upon receipt.

To the Company:

Datavault AI Inc.
One Commerce Square

2005 Market Street, Suite 2400

Philadelphia, PA 19103
Attention: Chief Financial Officer
Email: [***]

With a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeffrey T. Hartlin
Email: jeffhartlin@paulhastings.com

To the Beneficiary:

EOS Technology Holdings Inc.
48 Wall Street, Floor 11
New York, NY 10005
Attention: Nathaniel Bradley, Chief Executive Officer
Email: [***]

With a copy (which shall not constitute notice) to:

Dickinson Wright PLLC
1825 Eye St. N.W., Suite 900
Washington DC, 20006
Attention: Jacob S. Frenkel
Email: JFrenkel@dickinsonwright.com

6.11 Authority. Each party represents that the person executing this Agreement on its behalf is duly authorized to do so and that this Agreement constitutes the legal, valid, and binding obligation of such party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF

The Parties have executed this Agreement as of the date first written above.

DATAVAULT AI INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Financial Officer

EOS TECHNOLOGY HOLDINGS INC.

By:	/s/ Nathaniel Bradley
Name: Nathaniel Bradley
Title: Chief Executive Officer

Exhibit A

Notice of Election and Issuance Confirmation

This Notice of Election and Issuance Confirmation (this “Notice”) is delivered pursuant to that certain Letter Agreement, dated as of July 29, 2026 (the “Letter Agreement”), by and between Datavault AI Inc., a Delaware corporation (the “Company”), and EOS Technology Holdings Inc. (the “Beneficiary”). Capitalized terms used but not defined herein have the meanings set forth in the Letter Agreement or the Earnout Agreement.

1. Earnout Election:

•	Date of Notice of Election: [Date]

•	Earnout Period: [Quarter / Period End Date]

•	Earnout Payment Amount: $[●]

•	Earnout Share Amount: $[●]

•	Cash Portion (if any): $[●]

The Beneficiary hereby irrevocably elects, as of the date of this Notice, to receive the Earnout Share Amount in shares of the Company’s Common Stock pursuant to the Letter Agreement. This Notice constitutes a binding election by the Beneficiary upon delivery and is effective in accordance with the Letter Agreement.

2. Pricing and Issuance:

(a) Pricing Information:

•	Determination Price: $[●] per share

•	Number of Earnout Shares Issuable: [●] shares

Any fractional share otherwise issuable has been rounded up to the nearest whole share in accordance with the Letter Agreement.

(b) Issuance Confirmation (Company Completion)

•	Issuance Date: [●]

•	Number of Earnout Shares Issued: [●] shares

The Issuance Date shall be the date on which the Company issues the Earnout Shares to the Beneficiary, as determined by the Company and confirmed by delivery of the applicable book-entry statement.

3. Confirmation:

The issuance of the Earnout Shares pursuant to this Notice is subject in all respects to, and governed by, the Letter Agreement, including the registration rights, cash reversion remedies, and transfer restrictions set forth therein. For the avoidance of doubt, the Company’s execution of this Notice serves solely as ministerial confirmation of the issuance of the Earnout Shares and shall not be required for the effectiveness of the Beneficiary’s election.

BENEFICIARY:

EOS TECHNOLOGY HOLDINGS INC.

By:
Name: Nathaniel Bradley
Title: Chief Executive Officer
Date:

ACKNOWLEDGED AND CONFIRMED:
DATAVAULT AI INC.

By:
Name: Brett Moyer
Title: Chief Financial Officer
Date: